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                                                                     EXHIBIT 5







                                October 29, 1996





OHM Corporation
16406 U.S. Route 224 East
P. O. Box 551
Findlay, Ohio  45839-0551

                       Re: Form S-8 Registration Statement
                           -------------------------------

Gentlemen:

         I am Vice President and Associate General Counsel of OHM Corporation, an Ohio corporation (the "Company"), and have acted as counsel for the Company in connection with the registration under the Securities Act of 1933 on a Form S-8 Registration Statement (the "Form S-8") of additional shares of Common Stock of the Company (the "Additional Common Stock") to be issued pursuant to the Company's 1986 Stock Option Plan, as amended and restated (the "Plan"). I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion and, based thereon, I am of the opinion that the Additional Common Stock which may be issued pursuant to the Plan will be, when issued in accordance with the Plan and the related authorized forms of stock option agreements, including the payment of the applicable exercise price, validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as Exhibit 5 to the Form S-8 being filed by the Company.

                                    Very truly yours,

                                    /s/ George J. Lawrence
                                    -------------------------------------------
                                    George J. Lawrence
                                    Vice President and Associate General Counsel



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